Exhibit (d)(1)

Execution Copy

AMENDED AND RESTATED

MANAGEMENT AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT (the “Agreement”) is made as of June 29th, 2022, between CALAMOS ADVISORS LLC, a Delaware limited liability company having its principal office and place of business in Naperville, Illinois (the “Manager”), and CALAMOS INVESTMENT TRUST, a Massachusetts business trust having its principal office and place of business in Naperville, Illinois (the “Trust”) and amends and restates the agreement between the Manager and the Trust, dated December 13, 2004.

WHEREAS, the Trust is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Manager is engaged principally in the business of rendering investment management services and is so registered under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust is authorized to issue shares in twenty (20) series set forth on Schedule 1 hereto, (such series (the “Initial Funds”) together with all other series subsequently established by the Trust with respect to which the Trust desires to retain the Manager to render investment advisory services hereunder and the Manager is willing so to do, being herein collectively referred to as the “Funds”); and

WHEREAS, the Trust and the Manager desire to further amend and restate this Agreement.

THEREFORE, it is agreed between the parties as follows:

1.	APPOINTMENT OF MANAGER.

(a)          Initial Funds. The Trust appoints the Manager to act as manager and investment adviser to the Initial Funds for the period and on the terms herein set forth. The Manager accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

(b)          Additional Funds. In the event that the Trust establishes one or more series of shares other than the Initial Funds with respect to which it desires to retain the Manager to render management and investment advisory services hereunder, it shall notify the Manager in writing, indicating the advisory fee which will be payable with respect to the additional series of shares. If the Manager is willing to render such services, it shall notify the Trust in writing, whereupon such series of shares shall become a Fund hereunder.

2.	DUTIES OF MANAGER.

The Manager, at its own expense, shall furnish the following services and facilities to the Trust:

(a)          Investment Program. The Manager will (i) furnish continuously an investment program of each Fund, (ii) determine (subject to the overall supervision and review of the Board of Trustees of the Trust (the “Trustees”)) what investments shall be purchased, held, sold or exchanged by each Fund and what portion, if any, of the assets of each Fund shall be held uninvested, and (iii) make changes on behalf of the Trust in the investments of each Fund. The Manager will also manage, supervise and conduct the other affairs and business of the Trust and each Fund thereof and matters incidental thereto, subject always to the control of the Trustees and to the provisions of the Fourth Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”) and By-Laws (the “By-Laws”), each as may be amended from time to time, and the 1940 Act.

(b)          Office Space and Facilities. The Manager shall furnish the Trust office space in the offices of the Manager, or in such other place or places as may be agreed upon from time to time, and all necessary office facilities, simple business equipment, supplies, utilities, and telephone service for managing the affairs and investments of the Trust. These services are exclusive of the necessary services and records of any dividend disbursing agent, transfer agent, registrar or custodian, and accounting and bookkeeping services to be provided by the custodian.

(c)          Personnel. The Manager shall provide all necessary executive and clerical personnel for administering the affairs of the Trust and shall compensate the Trustees and all personnel and officers of the Trust if such persons are also employees of the Manager or its affiliates, except as provided in Paragraph 3(f) hereof.

(d)          Portfolio Transactions. The Manager shall place all orders for the purchase and sale of portfolio securities for the account of each Fund with brokers or dealers selected by the Manager, although the Trust will pay the actual brokerage commissions on portfolio transactions in accordance with Paragraph 3(c). In executing portfolio transactions and selecting brokers or dealers, the Manager will use its best efforts to seek on behalf of the Trust or any Fund thereof the best overall terms available for any transaction. The Manager shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any (for the specific transaction and on a continuing basis). In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Manager may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to any Fund and/or other accounts over which the Manager or an affiliate of the Manager exercises investment discretion. Consistent with the Rules of Fair Practice of the Financial Industry Regulatory Authority and subject to seeking the most favorable price and execution available, Manager may consider sales of shares of Trust as a factor in the selection of broker-dealers to execute portfolio transaction for Trust. Manager (or an affiliate of Manager) may act as broker for Trust in connection with the purchase or sale of securities by or to Trust if and to the extent permitted by procedures adopted from time to time by the Trustees. Such brokerage services are not within the scope of the duties of Manager under this Agreement, and, within the limits permitted by law and the Trustees, Manager (or an affiliate of Manager) may receive brokerage commissions, fees or other remuneration from Trust for such services in addition to its fee for services as Manager. Within the limits permitted by law, Manager may receive compensation from Trust for other services performed by it for Trust which are not within the scope of the duties of Manager under this Agreement. The Manager is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for any Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Manager determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of all of the accounts over which investment discretion is so exercised.

3.	ALLOCATION OF EXPENSES.

Except for the services and facilities to be provided by the Manager as set forth in Paragraph 2 above, the Trust assumes and shall pay all expenses for all other Trust operations and activities and shall reimburse the Manager for any such expenses incurred by the Manager. The expenses to be borne by the Trust shall include, without limitation:

(a)          the charges and expenses of any registrar, stock transfer or dividend disbursing agent, custodian, or depository appointed by the Trust for the safekeeping of its cash, portfolio securities and other property;

(b)          the charges and expenses of auditors;

(c)          brokerage commissions for transactions in the portfolio securities of the Trust;

(d)         all taxes, including issuance and transfer taxes, and corporate fees payable by the Trust to Federal, state or other governmental agencies;

(e)          the cost of stock certificates (if any) representing shares of the Trust;

(f)          expenses involved in registering and maintaining registrations of the Trust and of its shares with the Securities and Exchange Commission and various states and other jurisdictions, including reimbursements of actual expenses incurred by the Manager in performing such functions for the Trust;

(g)          all expenses of shareholders’ and Trustees’ meetings, including meetings of committees and of preparing, printing and mailing proxy statements, quarterly reports, semi-annual reports, annual reports and other communications to shareholders;

(h)          all expenses of preparing and setting in type prospectuses, and expenses of printing and mailing the same to shareholders (but not expenses of printing and mailing of prospectuses and literature used for promotional purposes);

(i)           compensation and travel expenses of Trustees who are not “interested persons” within the meaning of the 1940 Act;

(j)           the expense of furnishing, or causing to be furnished, to each shareholder a statement of his or her account, including the expense of mailing;

(k)          charges and expenses of legal counsel in connection with matters relating to the Trust, including, without limitation, legal services rendered in connection with the Trust’s corporate and financial structure and relations with its shareholders, issuance of Trust shares and registration and qualification of securities under Federal, state and other laws.

(l)          the expenses of attendance at professional meetings of organizations such as the Investment Company Institute, Independent Directors Council, Mutual Fund Directors Forum by the Trustees and officers of the Trust, and the membership or association dues of such organizations;

(m)         the cost and expense of maintaining the books and records of the Trust, including general ledger accounting;

(n)          the expense of obtaining and maintaining insurance including a fidelity bond as required by Section 17(g) of the 1940 Act;

(o)          interest payable on Trust borrowings; and

(p)          postage.

4.	ADVISORY FEE.

(a)          For the services and facilities described in Paragraph 2 hereof, the Trust shall pay the Manager as soon as practicable after the last day of each calendar month, an investment management fee for each Fund computed by applying the annual rate set forth in Schedule A attached hereto. The fee as computed above shall be computed separately for and charged as an expense of each Fund and, except in the case of a performance fee, based upon the average daily net assets of such Fund.

(b)          In the case of termination of this Agreement with respect to any Fund during any calendar month, the fee with respect to such Fund for that month shall be reduced proportionately based upon the number of calendar days during which it is in effect and, except in the case of a performance fee, the fee shall be computed upon the average net assets of such Fund for the calendar days during which it is so in effect.

5.	EXPENSE LIMITATION.

The Manager agrees that for any fiscal year of the Trust during which the total of all expenses of any series of the Trust (including investment advisory fees under this Agreement, but excluding interest, portfolio brokerage commissions and expenses, taxes and extraordinary items) exceeds the lowest expense limitation imposed in any state in which that series of the Trust is then making sales of its shares or in which its shares are then qualified for sale, the Manager will reimburse that series of the Trust for such expenses not otherwise excluded from reimbursement by this Paragraph 5 to the extent that they exceed such expense limitation.

6.	TRUST TRANSACTIONS.

The Manager agrees that neither it nor any of its officers or directors will take any long or short position in the shares of the Trust; provided, however, that such prohibition:

(a)          shall not prevent the Manager from purchasing shares of the Trust if orders to purchase such shares are placed upon the receipt by the Manager of purchase orders for such shares and are not in excess of such purchase orders received by the Manager; and

(b)          shall not prevent the purchase of shares of the Trust by any of the persons above described for their account and for investment.

7.	RELATIONS WITH TRUST.

Subject to and in accordance with the Declaration of Trust and By-Laws and the Certificate of Formation and Limited Liability Company Agreement of the Manager, respectively, it is understood that the Trustees, officers, agents and shareholders of the Trust are or may be interested in the Manager (or any successor thereof) as directors, officers, or otherwise, that directors, officers, agents and shareholders of the Manager are or may be interested in the Trust as Trustees, officers, shareholders or otherwise, and that the effect of any such adverse interests shall be governed by said Declaration of Trust, By-Laws, Certificate of Formation and Limited Liability Company Agreement.

8.	LIABILITY OF MANAGER AND OFFICERS AND TRUSTEES OF THE TRUST.

No provision of this Agreement shall be deemed to protect the Manager against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement. Nor shall any provision hereof be deemed to protect any Trustee or officer of the Trust against any such liability to which he or she might otherwise be subject by reason of any willful misfeasance, bad faith, gross negligence or reckless disregard of his or her obligations and duties. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise - the remainder of this Agreement shall not be affected thereby.

9.	DURATION AND TERMINATION OF THIS AGREEMENT.

(a)          Duration. Unless terminated as herein provided, this Agreement shall remain in full force and effect until August 1, 2023 with respect to each Initial Fund and shall continue in full force and effect for periods of one year thereafter with respect to each Fund so long as such continuance with respect to any such Fund is approved at least annually (i) by either the Trustees or by vote of a majority of the outstanding voting shares (as defined in the 1940 Act) of such Fund, and (ii) in either event by the vote of a majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

Any approval of this Agreement by the holders of a majority of the outstanding shares (as defined in the 1940 Act) of any Fund shall be effective to continue this Agreement with respect to any such Fund notwithstanding (i) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Fund affected thereby, and (ii) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by any other applicable law or otherwise.

(b)          Termination. This Agreement may be terminated at any time, without payment of any penalty, by vote of the Trustees or by vote of a majority of the outstanding shares (as defined in the 1940 Act), or by the Manager on sixty (60) days’ written notice to the other party.

(c)          Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its assignment.

10.	NAME OF TRUST.

It is understood that the name “Calamos”, and any logo associated with that name, is the valuable property of the Manager, and that the Trust has the right to include “Calamos” as a part of its name or the name of any Fund only so long as this Agreement shall continue. Upon termination of this Agreement the Trust shall forthwith cease to use the “Calamos” name and logo and shall take such action as is necessary to change the name of any Fund and to amend its Declaration of Trust to change the Trust’s name.

11.	PRIOR AGREEMENT SUPERSEDED.

This Agreement supersedes any prior agreement relating to the subject matter hereof between the parties.

12.	SERVICES NOT EXCLUSIVE.

The services of the Manager to the Trust hereunder are not to be deemed exclusive and the Manager shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

13.	LIMITATION OF LIABILITY.

It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but shall bind only the assets and property of the Trust as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees and signed by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in its Declaration of Trust.

IN WITNESS WHEREOF, this Agreement has been executed for the Manager and the Trust by their duly authorized officers, as of the date first set forth above.

CALAMOS ADVISORS LLC

By:	/s/ John P. Calamos, Sr.

John P. Calamos, Sr.
Founder, Chairman and Global Chief Investment Officer

Attest:

/s/ J. Christopher Jackson

J. Christopher Jackson,

Senior Vice President,

General Counsel and Secretary

CALAMOS INVESTMENT TRUST

By:	/s/ Thomas E. Herman

Thomas E. Herman
Vice-President and Chief Financial Officer

Attest:

/s/ J. Christopher Jackson

J. Christopher Jackson,

Vice President and Secretary

Schedule 1

Calamos Investment Trust — “Initial Funds”

Calamos Convertible Fund

Calamos Dividend Growth Fund

Calamos Evolving World Growth Fund

Calamos Global Convertible Fund

Calamos Global Equity Fund

Calamos Global Opportunities Fund

Calamos Global Sustainable Equities Fund

Calamos Growth Fund

Calamos Growth and Income Fund

Calamos Hedged Equity Fund

Calamos High Income Opportunities Fund

Calamos International Growth Fund

Calamos International Small Cap Growth Fund

Calamos Market Neutral Income Fund

Calamos Phineus Long/Short Fund

Calamos Select Fund

Calamos Short-Term Bond Fund

Calamos Timpani Small Cap Growth Fund

Calamos Timpani SMID Growth Fund

Calamos Total Return Bond Fund

SCHEDULE A

ADVISORY FEE SCHEDULE

Growth Fund

Average Daily Net Assets	Annual Fee Rate
Up to and including $500 million	1.00%
Above $500 million up to and including $1 billion	0.90%
Above $1 billion up to and including $6 billion	0.80%
Above $6 billion	0.70%

Convertible Fund, Growth and Income Fund, Market Neutral Income Fund and Hedged Equity Fund

Average Daily Net Assets	Annual Fee Rate
Up to and including $500 million	0.75%
Above $500 million up to and including $1 billion	0.70%
Above $1 billion	0.65%

High Income Opportunities Fund

Average Daily Net Assets	Annual Fee Rate
Up to and including $500 million	0.60%
Above $500 million up to and including $1 billion	0.55%
Above $1 billion	0.50%

International Growth Fund1, Select Fund, Global Opportunities Fund, Global Equity Fund1, and Dividend Growth Fund

Average Daily Net Assets	Annual Fee Rate
Up to and including $500 million	1.00%
Above $500 million up to and including $1 billion	0.95%
Above $1 billion up to and including $6 billion	0.90%
Above $6 billion	0.80%

Total Return Bond Fund

Average Daily Net Assets	Annual Fee Rate
Up to and including $500 million	0.45%
Above $500 million up to and including $1 billion	0.43%
Above $1 billion up to and including $6 billion	0.41%
Above $6 billion	0.35%

Evolving World Growth Fund

Average Daily Net Assets	Annual Fee Rate
Up to and including $500 million	1.10%
Above $500 million up to and including $1 billion	1.05%
Above $1 billion up to and including $6 billion	1.00%
Above $6 billion	0.90%

Phineus Long/Short Fund

Average Daily Net Assets	Annual Fee Rate
Up to and including $500 million	1.25%
Above $500 million up to and including $1 billion	1.20%
Above $1 billion	1.15%

1 Subject to possible adjustment based on the Fund’s performance as described below.

Global Convertible Fund

Average Daily Net Assets	Annual Fee Rate
Up to and including $500 million	0.85%
Above $500 million up to and including $1 billion	0.80%
Above $1 billion	0.75%

Short-Term Bond Fund

Average Daily Net Assets	Annual Fee Rate
Up to and including $500 million	0.30%
Above $500 million up to and including $1 billion	0.27%
Above $1 billion	0.25%

Timpani Small Cap Growth Fund

Average Daily Net Assets	Annual Fee Rate
Up to and including $500 million	0.90%
Above $500 million up to and including $1 billion	0.80%
Above $1 billion	0.75%

Timpani SMID Growth Fund

Average Daily Net Assets	Annual Fee Rate
Up to and including $500 million	0.95%
Above $500 million up to and including $1 billion	0.85%
Above $1 billion	0.80%

Global Sustainable Equities Fund

Annual fee rate of 0.85% of average daily net assets.

International Small Cap Growth Fund

Average Daily Net Assets	Annual Fee Rate
Up to and including $500 million	0.95%
Above $500 million up to and including $1 billion	0.90%
Above $1 billion	0.85%

International Growth Fund Performance Adjustment:

In addition, for International Growth Fund only, the advisory fee shall equal the base fee (shown above) adjusted by the following performance adjustment, if any:

The base fee shall be either increased or decreased by a performance fee adjustment at the rate of 1/12th of 0.03% of the Fund’s average net assets over the preceding rolling Performance Period for each 1% increment amount by which the Fund outperforms or underperforms its benchmark, MSCI EAFE Growth Index (“Index”) over such period and rounded to the nearest 0.01%, subject to a maximum increase or decrease of 0.30% of average net assets calculated over such period.

The initial Performance Period is the period commencing on the first full calendar month following Fund’s commencement of operations. During the first eleven months of the initial Performance Period, there will be no performance adjustment. Starting with the twelfth month of the period, the performance adjustment will take effect. Following the twelfth month a new month will be added to the Performance Period until the Performance Period equals 36 months. Thereafter, the Performance Period will consist of the current month plus the previous 35 months.

The investment performance of the Fund will be the sum of:

(1) the change in the Fund’s net asset value (“NAV”) per share during the Performance Period; plus

(2) the value of the Fund’s cash distributions per share accumulated to the end of the Performance Period; plus

(3) the value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of the Performance Period;

expressed as a percentage of the Fund’s NAV per share at the beginning of the Performance Period. For this purpose, the value of distributions per share of realized capital gains, of dividends per share paid from investment income and of capital gains taxes per share paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in shares of the Fund at the NAV in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends and taxes.

The investment record of the Index will be the sum of:

(1) the change in the level of the Index during the Performance Period; plus

(2)  the value, computed consistently with the Index, of cash distributions made by companies whose securities comprise the Index accumulated to the end of the Performance Period; expressed as a percentage of the Index level at the beginning of the Performance Period. For this purpose, cash distributions on the securities which comprise the Index shall be treated as reinvested in the index at least as frequently as the end of each calendar quarter following the payment of the dividend.

Global Equity Fund Performance Adjustment:

In addition, for Global Equity Fund only, the advisory fee shall equal the base fee (shown above) adjusted by the performance adjustment fee, if any:

The base fee shall be either increased or decreased by a performance fee adjustment at the rate of 1/12th of 0.03% of the Fund’s average net assets over the preceding rolling Performance Period for each 1% increment amount by which the Fund outperforms or underperforms its benchmark, MSCI World Index ($US) (“Index”) over such period and rounded to the nearest 0.01%, subject to a maximum increase or decrease of 0.30% of average net assets calculated over such period.

The initial Performance Period is the period commencing on the first day of the first full calendar month following the Fund’s commencement of operations. During the first eleven months of the initial Performance Period for the Fund, there will be no performance adjustment. Starting with the twelfth month of the period, the performance adjustment will take effect. Following the twelfth month a new month will be added to the Performance Period until the Performance Period equals 36 months. Thereafter, the Performance Period will consist of the current month plus the previous 35 months.

The investment performance of the Fund will be the sum of:

(1) the change in the Fund’s net asset value (“NAV”) per Class A share during the Performance Period; plus

(2) the value of the Fund’s cash distributions per Class A share accumulated to the end of the Performance Period; plus

(3) the value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of the Performance Period;

expressed as a percentage of the Fund’s NAV per Class A share at the beginning of the Performance Period. For this purpose, the value of distributions per share of realized capital gains, of dividends per Class A share paid from investment income and of capital gains taxes per share paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in Class A shares of the Fund at the NAV in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends and taxes.

The investment record of the Index will be the sum of:

(1) the change in the level of the Index during the Performance Period; plus

(2)  the value, computed consistently with the Index, of cash distributions made by companies whose securities comprise the Index accumulated to the end of the Performance Period; expressed as a percentage of the Index level at the beginning of the Performance Period. For this purpose, cash distributions on the securities that comprise the Index shall be treated as reinvested in the index at least as frequently as the end of each calendar quarter following the payment of the dividend.